UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2026

INFINITY NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42499	99-3407012
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2605 Cranberry Square

Morgantown, WV 26508

(Address of principal executive offices, including zip code)

(304) 212-2350

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	INR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On February 23, 2026, Infinity Natural Resources, LLC (“INR Holdings”) and Northern Oil and Gas Inc. (“Northern” and, together with INR Holdings, the “Buyers”) completed their previously announced acquisitions (the “Antero Acquisitions”) of (i) certain rights, title and interests in upstream oil and gas properties, rights and related assets located in the State of Ohio (the “Upstream Assets”) from Antero Resources Corporation, Antero Minerals LLC and Monroe Pipeline LLC (collectively, the “Upstream Sellers”), pursuant to that certain purchase and sale agreement (the “Upstream Purchase Agreement”), dated December 5, 2025, by and among INR Holdings, Northern and the Upstream Sellers, for a combined cash purchase price of approximately $800 million and (ii) certain gathering, compression and transportation systems, water facilities and systems, equipment and related assets located in the counties of Belmont, Guernsey, Monroe, Noble and Washington, Ohio (the “Midstream Assets” and, together with the Upstream Assets, the “Antero Assets”) from Antero Midstream LLC, Antero Water LLC and Antero Treatment LLC (collectively, the “Midstream Sellers”) pursuant to that certain purchase and sale agreement (the “Midstream Purchase Agreement” and, together with the Upstream Purchase Agreement, the “Antero Purchase Agreements”), dated December 5, 2025, by and among INR Holdings, Northern and the Midstream Sellers, for a combined cash purchase price of approximately $400 million.

The foregoing descriptions of the Upstream Purchase Agreement and Midstream Purchase Agreement and the transactions contemplated thereby are not complete and are qualified in their entirety by reference to the full text of each of the Upstream Purchase Agreement and Midstream Purchase Agreement, copies of which were attached as Exhibit 2.1 and Exhibit 2.2, respectively, to Infinity Natural Resources, Inc.’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2025. The summary of the Antero Acquisitions and the Antero Purchase Agreements set forth under Item 1.01 of the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2025 is incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement.

Antero Upstream Purchase Agreement Amendment

Under the Upstream Purchase Agreement, INR Holdings was to acquire an undivided 51% interest, and Northern was to acquire an undivided 49% interest, in the Upstream Assets. On February 22, 2026, the Buyers and Upstream Sellers entered into an amendment to the Upstream Purchase Agreement (the “Upstream Amendment”), pursuant to which, among other amendments, INR Holdings will acquire an undivided 60% interest, and Northern will acquire an undivided 40% interest, in the Upstream Assets. As a result of the Upstream Amendment, INR Holdings’ share of the unadjusted purchase price for the Upstream Assets is $480 million, and Northern’s share of the purchase price for the Upstream Assets is $320 million (in each case, subject to adjustment in accordance with the terms of the Upstream Purchase Agreement).

Antero Midstream Purchase Agreement Amendment

Under the Midstream Purchase Agreement, INR Holdings was to acquire an undivided 51% interest, and Northern was to acquire an undivided 49% interest, in the Midstream Assets. On February 22, 2026, the Buyers and Midstream Sellers entered into an amendment to the Midstream Purchase Agreement (the “Midstream Amendment” and, together with the Upstream Amendment, the “Antero Purchase Agreements Amendments”), pursuant to which, among other amendments, INR Holdings will acquire an undivided 60% interest, and Northern will acquire an undivided 40% interest, in the Midstream Assets. As a result of the Midstream Amendment, INR Holdings’ share of the unadjusted purchase price for the Midstream Assets is $240 million, and Northern’s share of the purchase price for the Midstream Assets is $160 million (in each case, subject to adjustment in accordance with the terms of the Midstream Purchase Agreement).

The foregoing descriptions of the Upstream Amendment and Midstream Amendment and the transactions contemplated thereby are not complete and are qualified in their entirety by reference to the full text of each of the Upstream Amendment and Midstream Amendment, copies of which are filed herewith as Exhibit 2.3 and Exhibit 2.4, respectively, and are incorporated herein by reference.

Securities Purchase Agreement

On February 18, 2026, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with affiliates of Quantum Capital Group (“Quantum”) and affiliates of Carnelian Energy Capital Management, L.P. (“Carnelian”) (each a “Preferred Purchaser” and, collectively, the “Preferred Purchasers”), to issue and sell at the Preferred Closing (as defined below) 350,000 shares of newly designated Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the “Series A Preferred Stock”), at a price of $1,000 per share (the “Initial Liquidation Preference”) for an aggregate purchase price of $350 million (the “Preferred Investment”). The Securities Purchase Agreement contains customary representations, warranties and covenants of the Company and the Preferred Purchasers.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Securities Purchase Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

The Securities Purchase Agreement has been filed to provide investors and securityholders with information regarding their terms and conditions. It is not intended to provide any other information about the Preferred Purchasers or the Company. The Securities Purchase Agreement contains representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. Accordingly, investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Issuance of Preferred Stock

On February 23, 2026, the Company issued and sold an aggregate 350,000 shares of Series A Preferred Stock to the Preferred Purchasers. Quantum acquired 275,000 shares of Series A Preferred Stock and Carnelian acquired 75,000 shares of Series A Preferred Stock, in each case pursuant to the Securities Purchase Agreement (the “Preferred Closing”). The Company used the proceeds of the Preferred Investment to fund a portion of the Antero Acquisitions and will use any remaining proceeds for general corporate purposes.

Certificate of Designation

Each share of Series A Preferred Stock has the powers, designations, preferences, and other rights of the shares of such series as are set forth in the Certificate of Designation of the Series A Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on February 23, 2026 (the “Certificate of Designation”). Holders of Series A Preferred Stock are entitled to dividends (i) at the rate of 8% per annum until but excluding the five year anniversary of the Preferred Closing, and (ii) at the rate of 12% per annum on and after the five year anniversary of the Preferred Closing. Holders of Series A Preferred Stock will also be entitled to participate in any dividends or other distributions declared or paid in cash on the shares of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”), on an as-converted basis. Dividends are payable quarterly in arrears, and dividends accrued through and including the second anniversary of the Preferred Closing may be paid, at the Company’s option, in cash or by increasing the Initial Liquidation Preference of each share of Series A Preferred Stock by the amount of the applicable dividend. After the second anniversary of the Preferred Closing, dividends must be paid in cash; however, to the extent the Company is restricted from paying dividends in cash, dividends will accrue as an increase to the Initial Liquidation Preference and will incur a 2% per annum increase to the regular dividend rate then in effect. In each case, the Company’s ability to pay cash dividends is subject to the restrictions under the Credit Agreement (as defined below). The Series A Preferred Stock rank senior to the Class A Common Stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company (“Liquidation”), on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock with respect to distribution rights and rights upon Liquidation, junior to any class or series of capital stock of the Company expressly designated as ranking junior to the Series A Preferred Stock with respect to distribution rights and rights upon Liquidation and junior in right of payment to the Company’s existing and future indebtedness. Upon a Liquidation, each share of Series A Preferred Stock is entitled to receive an amount equal to the greater of (i) a liquidation preference equal to the greater of (A) an internal rate of return of 13% per annum on the Initial Liquidation Preference or (B) a 1.3x return on the Initial Liquidation Preference and (ii) the amount such holder would have received in respect of the number of shares of Class A Common Stock that would be issuable upon conversion of such share of Series A Preferred Stock.

Conversion Rights

Each holder of Series A Preferred Stock has the right, at its option, to convert its Series A Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Class A Common Stock at a conversion price equal to $21.39 per share, subject to certain customary adjustments; provided that Quantum does not have the ability to convert prior to the expiration or early termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

Additionally, until receipt of the stockholder approvals contemplated by Section 312.03 of the New York Stock Exchange (“NYSE”) Listed Company Manual with respect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock in excess of the limitations imposed by such rules, the aggregate number of shares of Class A Common Stock issuable or deliverable upon conversion of any Series A Preferred Stock, together with any shares of Class A Common Stock held by the Purchasers on the date of the Preferred Closing (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Class A Common Stock), is capped at 19.9% of the shares of Class A Common Stock issued and outstanding immediately prior to the Preferred Closing.

Finally, the Company has the right beginning three years after the Preferred Closing to convert any shares of Series A Preferred Stock into fully paid and non-assessable shares of Class A Common Stock if the last reported sales price of its Class A Common Stock for any 20 of the last 30 trading days exceeds 140% of the conversion price.

Redemption and Repurchase Rights

The Company may, at its option, redeem all or any of the Series A Preferred Stock for cash at any time beginning five years after the Preferred Closing at a price resulting in the holders of Series A Preferred Stock achieving an internal rate of return of 15% per annum on the Initial Liquidation Preference. Upon a change of control of the Company, any share of Series A Preferred Stock to be repurchased would be entitled to receive an amount in cash equal to the greater of (i) an internal rate of return of 13% per annum on the Initial Liquidation Preference or (ii) a 1.3x return on the Initial Liquidation Preference.

Voting and Consent Rights

Holders of Series A Preferred Stock generally are entitled to vote with the holders of the shares of Class A Common Stock on all matters submitted for a vote of holders of shares of Class A Common Stock (voting together with the holders of shares of Class A Common Stock as one class) on an as-converted basis; provided that no holder of the Series A Preferred Stock will have voting rights with respect to any such shares held by such holder in respect of election of members of the Company’s board of directors (the “Board”) prior to the expiration or early termination of the applicable waiting period, if any, under the HSR Act.

Additionally, subject to certain exceptions and ownership thresholds, the consent of the holders of Series A Preferred Stock holding a majority of the then outstanding shares of Series A Preferred Stock is required for, among other things, certain amendments to the Company’s organizational documents, issuances of senior or parity securities, payment of dividends, delisting from the NYSE or deregistration from Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), formation of non-wholly owned subsidiaries, the incurrence of debt up to a certain threshold and any deviation from certain enumerated hedging requirements.

Registration Rights Agreement

On February 23, 2026, the Company and the Preferred Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Preferred Purchasers have certain customary registration rights, including rights with respect to the filing of a shelf registration statement, underwritten offering rights and piggyback rights with respect to any shares of Class A Common Stock of the Company issuable upon conversion of the Series A Preferred Stock.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 4.1, and is incorporated herein by reference.

Amendment to INR Holdings LLC Agreement

On February 23, 2026, INR Holdings entered into Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of INR Holdings, dated as of January 30, 2025 (the “LLC Agreement Amendment”) to, among other things, create a class of convertible preferred units with rights, preferences and privileges that mirror the Series A Preferred Stock. The convertible preferred units were created in connection with the Preferred Closing. The LLC Agreement Amendment became effective the same day.

The description of the LLC Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the LLC Agreement Amendment, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Amendment to Credit Agreement

On February 23, 2026, INR Holdings entered into that certain Fourth Amendment to Credit Agreement (the “Credit Agreement Amendment”), which amends that certain Credit Agreement, dated as of September 25, 2024, by and among INR Holdings, the lenders from time to time party thereto and Citibank, N.A., as the administrative agent, collateral agent and an issuing bank (as previously amended, the “Existing Agreement” and, as amended by the Credit Agreement Amendment, the “Credit Agreement”).

The Credit Agreement Amendment, among other things, amends certain provisions to (i) increase the aggregate elected commitment amount from $375,000,000 to $875,000,000, (ii) increase the borrowing base from $375,000,000 to $875,000,000 and (iii) remove the credit spread adjustment that was previously applicable to all SOFR borrowings under the Credit Agreement.

The description of the Credit Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The information set forth in the Introductory Note and Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under “Amendment to Credit Agreement” is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated herein by reference.

As described in Item 1.01 of this Current Report, the Company issued shares of Series A Preferred Stock to the Preferred Purchasers. This issuance and sale of the Series A Preferred Stock was in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D as a transaction by an issuer not involving any public offering. The Company’s reliance on Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D is based upon the following factors: (a) the issuance of the shares of Series A Preferred Stock was an isolated private transaction by the Company that did not involve a public offering, (b) there were only two recipients and (c) representations from each Preferred Purchaser to support such exemption, including with respect to each Preferred Purchaser’s status as an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act) and that the shares of Series A Preferred Stock were acquired for investment purposes and not with a view to or for sale in connection with any distribution thereof.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth in Items 1.01 and 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

In connection with the Preferred Investment, Carnelian is entitled to appoint one individual to the Board. Carnelian will have the exclusive right to appoint and elect one director to the Board for so long as Carnelian (i) owns, of record or beneficially, all of the shares of Series A Preferred Stock issued to Carnelian at the Preferred Closing and (ii) holds of record and beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 3% of the outstanding shares of Class A Common Stock and the Class B common stock, par value $0.01 per share, of the Company, on a fully diluted basis, including the shares of Class A Common Stock issuable upon conversion of shares of Series A Preferred Stock.

In connection with the Preferred Investment and pursuant to the Certificate of Designation, Carnelian nominated Matthew Kelly to serve on the Board, and Mr. Kelly was appointed to the Board effective February 23, 2026.

Matthew Kelly is a Managing Director at Carnelian Energy Capital Management, L.P., where he is responsible for leading investment sourcing regions, transaction due diligence and execution and monitoring active portfolio companies. Mr. Kelly joined Carnelian in 2015 and has more than a decade of experience in the energy industry. In his time with Carnelian, Mr. Kelly has worked directly with more than 15 upstream and midstream companies throughout the investment lifecycle and focused across numerous North American oil and gas basins under a variety of investment strategies. Prior to Carnelian, Mr. Kelly was an Investment Banking Analyst with Wells Fargo Securities’ Energy & Power Investment Banking Group from June 2013 to February 2015, where he focused on mergers and acquisitions, capital markets financings and strategic advisory assignments for clients across the upstream, midstream and oilfield services sectors. Mr. Kelly received a B.B.A. and an M.P.A. in Accounting in 2013 from The University of Texas at Austin.

Mr. Kelly will not receive any compensation for his services as a director. Mr. Kelly entered into the Company’s standard form of indemnification agreement, the form of which has been filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. The Board affirmatively determined that Mr. Kelly is an independent director within the meaning of the New York Stock Exchange listing standards. There are no family relationships between Mr. Kelly and any other Board member or executive officer. Mr. Kelly is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K other than the transactions contemplated by the Securities Purchase Agreement.

Director Resignations

On February 23, 2026, Brian Seline and Sarah James each resigned, effective immediately, as a director of the Board. Mr. Seline’s and Ms. James’ resignation was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the issuance of Series A Preferred Stock, on February 23, 2026, the Company filed the Certificate of Designation with respect to the Series A Preferred Stock with the Secretary of State of the State of Delaware. The Certificate of Designation became effective that same day.

Item 1.01 of this Current Report on Form 8-K contains a summary of the terms of the Series A Preferred Stock and the Certificate of Designation, which is incorporated into this Item 5.03 by reference.

A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 23, 2026, the Company issued a press release announcing the closing of the Antero Acquisitions and the Preferred Investment. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information furnished in this Current Report pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for any purpose, including for purposes of Section 18 of the Exchange Act or otherwise be subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Purchase and Sale Agreement, dated as of December 5, 2025, by and among Antero Resources Corporation, Antero Minerals LLC and Monroe Pipeline LLC, as sellers, and Infinity Natural Resources, LLC and Northern Oil and Gas, Inc., as buyers (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2025).

2.2*	Purchase and Sale Agreement, dated as of December 5, 2025, by and among Antero Midstream LLC, Antero Water LLC and Antero Treatment LLC, as sellers, and Infinity Natural Resources, LLC and Northern Oil and Gas, Inc., as buyers (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2025).

2.3*	Amendment No. 1 to the Purchase and Sale Agreement, dated as of February 22, 2026, by and among Antero Resources Corporation, Antero Minerals LLC and Monroe Pipeline LLC, as sellers, and Infinity Natural Resources, LLC and Northern Oil and Gas, Inc., as buyers.

2.4*	Amendment No. 1 to the Purchase and Sale Agreement, dated as of February 22, 2026, by and among Antero Midstream LLC, Antero Water LLC and Antero Treatment LLC, as sellers, and Infinity Natural Resources, LLC and Northern Oil and Gas, Inc., as buyers.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

4.1	Registration Rights Agreement, dated February 23, 2026, by and among the Company and each of the other signatories from time to time party thereto.

10.1	Securities Purchase Agreement, by and among Infinity Natural Resources, Inc., INR (II) Investments, LLC and Etineles Holdings V, LLC, dated as of February 18, 2026.

10.2	Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of Infinity Natural Resources, LLC, dated as of February 23, 2026.

10.3	Fourth Amendment to Credit Agreement, dated as of February 23, 2026, by and among, Infinity Natural Resources, LLC, the lenders party thereto and Citibank, N.A., as the administrative agent, collateral agent and an issuing bank.

99.1	Press Release dated February 23, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain of the schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request. Certain personally identifiable information has also been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY NATURAL RESOURCES, INC.

By:	/s/ Zack Arnold
Zack Arnold
President and Chief Executive Officer

Dated: February 23, 2026